Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

January 17, 2012

Board of Directors
Sionix Corporation
2801 Ocean Park Blvd., Suite 339
Santa Monica, CA 90405

Re:2011 Equity Incentive Plan, as amended (the “Plan”)

Gentlemen:

We have acted as counsel to Sionix Corporation, a Nevada corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 7,000,000 shares of the Company's common stock, par value $0.001 (the "Shares").

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the Plan and the proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, including Shares issued upon the exercise of options granted pursuant to the Plan, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

                   Very truly yours,

                   /s/ Richardson & Patel LLP